NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Arhaus Furniture
Maria Smith
Brand Marketing Manager
440-439-7700
msmith@arhaus.com

ALLIANCE DATA SIGNS MULTI-YEAR RENEWAL AGREEMENT
WITH ARHAUS FURNITURE

Alliance Data to Continue Providing Private Label Credit Services and Marketing Support for
Cleveland-based Retailer of Fine Home Furnishings

DALLAS – Dec. 7, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a multi-year renewal agreement with Arhaus Furniture—a high-end retailer of quality, customizable home furnishings and accessories—to continue providing turnkey private label credit card services for Arhaus’ retail locations. Founded in 1986, Arhaus Furniture, based in Cleveland, operates 35 stores in 14 states, with plans for four additional locations to open in 2011. Arhaus designs and sells its handcrafted, artisan furnishings in stores throughout the U.S. as well as through its website at Arhaus.com. Arhaus has been an Alliance Data client since 1992.

Under terms of the agreement, Alliance Data will continue providing private label credit card services, including account acquisition and activation, receivables funding, card authorization, private label credit card issuance, statement generation, remittance processing, marketing services and customer service functions as part of the “Archarge” credit card program. Program benefits include flexible financing options and online account management for Arhaus cardholders, as well as customized messaging in monthly billing statements.

“We look forward to continuing our 18-year partnership with Alliance Data, and truly value the private label credit card services the company has provided to Arhaus through the Archarge credit card program,” said John Reed, CEO of Arhaus Furniture. “Arhaus is passionate about providing superior, high-quality home furnishings and expert design consultation. With Alliance Data’s approach to customer service aligning nicely with our customer care philosophy, we’re able to deliver meaningful value to our customers through this card program. The Archarge program is an important extension of our brand—one that helps to ensure we’ll continue to be our customers’ retailer of choice when it comes to fine furniture and accessories.”

Ivan Szeftel, president of Alliance Data’s Retail Services, said, “Arhaus Furniture has been a valued Alliance Data client since 1992, and we have great respect for their exceptional products and the impeccable customer service Arhaus offers its customers.” He added, “We’re pleased to extend our long-standing relationship with the company and are confident in the card program’s ability to continue to help Arhaus measurably drive sales and deliver a superior shopping experience to their customers.”

About Arhaus Furniture
Journey through an Arhaus store and discover an intriguing atmosphere filled with one-of-a-kind handcrafted home furnishings that you won’t find anywhere else. From antique cabinets to hand hammered copper dining tables, the product selection is reflective of our travels. We journey near and far to experience the culture, authentic design of antiques and classic styles, and bring them to you. Since 1986, we’ve partnered with skilled artisans to craft our many exclusive collections, which are complemented by our timeless upholstered (slip-covered, leather and custom-ordered), indoor and outdoor dining, and bedroom pieces. Made of the world’s finest materials, products are then presented in a theater-type setting using interesting architectural elements embellished with hand-painted murals and fresh botanicals at all of our store locations. More than 500 employees serve customers in 35 Arhaus locations across the country. Corporate headquarters are located in Cleveland, OH.

For more information, call 1-866-4ARHAUS or visit us on the web at www.arhaus.com.

About Alliance Data
Alliance Data (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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